Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

Frank J.M. ten Brink 847-607-2012

Conference call to be held Tuesday February 28th at 9:00 am. Central time – dial in number is 866-219-5829. For international participants please dial 703-639-1123. Replay is available after the call through March 7th at 888-266-2081 access code 863567. To hear a simulcast of the call over the internet, or to access an audio archive of the call, go to the Investor Relations page on Stericycle’s website at www.stericycle.com.

STERICYCLE ANNOUNCES ACQUISITION IN IRELAND AND THE UNITED

KINGDOM; PURCHASES STERILE TECHNOLOGIES GROUP LIMITED

Lake Forest, Illinois, February 27, 2006—Stericycle, Inc. (NASDAQ: SRCL), the United States’ leading provider of medical waste management and compliance services for the healthcare community, today announced that it had completed the acquisition of Sterile Technologies Group Limited, a leading provider of medical waste management services in Ireland and the United Kingdom, for approximately $131 million, of which $114 million was paid in cash and $17 million was paid by assumption of debt.

Sterile Technologies Group Limited is headquartered in Dublin, Ireland and provides medical waste management services to customers in Ireland, Scotland, England and Wales. The acquisition is expected to add approximately $46 million to our revenues this year, and to be approximately $0.02 accretive to earnings per share in 2006, above the $2.41-$2.47 earnings per share guidance that we provided in the open teleconference on February 7, 2006. Sterile Technologies Group Limited had revenues of approximately $55 million in 2005.

For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond Stericycle’s control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors identified in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.